LEHMAN BROTHERS HOLDINGS INC. and SUBSIDIARIES
             COMPUTATION of RATIOS of EARNINGS to FIXED CHARGES and
              COMBINED FIXED CHARGES and PREFERRED STOCK DIVIDENDS
                              (Dollars in millions)
                                   (Unaudited)



                                      For the         For the          For the           For the          For the         For the
                                       Twelve          Twelve           Twelve           Twelve            Twelve      Three Months
                                       Months          Months           Months           Months            Months          Ended
                                       Ended           Ended            Ended             Ended            Ended        February 29
                                    November 30     November 30      November 30       November 30      November 30        2000
                                        1995            1996             1997             1998              1999
                                    -------------   -------------    -------------    --------------    -------------  -------------

Pre-tax earnings from continuing
operations                                $  369          $  637           $  937           $ 1,052          $ 1,631           $ 794

Add:   Fixed charges (excluding
capitalized interest)                     10,449          10,852           13,043            15,813           13,681           4,147
                                    -------------   -------------    -------------    --------------    -------------  -------------

Pre-tax earnings before fixed
charges                                   10,818          11,489           13,980            16,865           15,312           4,941
                                    =============   =============    =============    ==============    =============  =============

Fixed charges:
       Interest                           10,405          10,816           13,010            15,781           13,649           4,138
       Other(a)                               72              50               41                47               71              17
                                    -------------   -------------    -------------    --------------    -------------  -------------

       Total fixed charges                10,477          10,866           13,051            15,828           13,720           4,155
                                    -------------   -------------    -------------    --------------    -------------  -------------

Preferred stock dividend
requirements                                  64              58              109               124              174              99
                                    -------------   -------------    -------------    --------------    -------------  -------------

Total combined fixed charges and
preferred stock dividends               $ 10,541        $ 10,924         $ 13,160          $ 15,952         $ 13,894         $ 4,254
                                    =============   =============    =============    ==============    =============  =============

RATIO OF EARNINGS TO FIXED
CHARGES                                     1.03            1.06             1.07              1.07             1.12            1.19

RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND
PREFERRED STOCK   DIVIDENDS                 1.03            1.05             1.06              1.06             1.10            1.16

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(a)  Other  fixed  charges  consist  of  the  interest  factor  in  rentals  and capitalized interest.